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TRANSCRIPT OF THE SHARE VALUE VIDEO

Hello, I’m Jack Potts, chief financial officer of Inland American. Thank you for joining me as I provide an update of our new estimated share value. As you know, the board of directors estimates the per share value of our common stock. The full board unanimously approved the new estimated share value of $6.94.

In order to arrive at our estimated share value, the audit committee engaged Real Globe, an independent third party real estate advisory firm, to value the Company’s real estate and calculate a range of estimated values. Real Globe valued each of our real estate assets based on a discounted cash flow analysis for each asset. The per share value estimate was arrived at by using the net asset value (“NAV”) method. The NAV method is the same method as the one used last year. It aggregates the value of each of our real estate assets, subtracts the fair-value of any debt, and divides the outcome by the number of common shares outstanding.

Our business manager reviewed the Real Globe report and based on the range of value contained therein recommended the new estimated per share value to the audit committee. The audit committee received Real Globe’s report and analysis from the business manager and on December 19, 2013 unanimously recommended to the board a new estimated per share value of $6.94 per share. The full board then unanimously approved the audit committee’s recommendation. We have provided a detailed explanation of the valuation method and process to estimate a new per share value in Form 8-K filed on December 27, 2013. We encourage you to read the filing in its entirety.

As I indicated, this year’s estimated share value was relatively flat compared to last year’s estimate, but I want to emphasize that our expectations for value creation remain high. We are executing successfully against our long-term strategy, which involves focusing our portfolio around three key asset classes—student housing, lodging and multi-tenant retail—while positioning the portfolio for the possibility of multiple liquidity events.

For the year, we had more than $1.2 billion in strategic acquisitions that refined our portfolio position in each of our three target asset classes. Our achievements also included:

•	the sale of our net lease assets in August for $2.1 billion,

•	the sale of an apartment portfolio for $460 million,

•	the formation of a $600 million dollar joint venture with the well-respected Dutch pension fund PGGM,

•	and an agreement on a new $500 million dollar credit facility.

We believe these transactions position us well to realize value, as the economy recovers, by capturing rent increases and future property appreciation from these asset classes. This strategy, we believe, also allows us to further focus our evaluation of possible liquidity events which we would execute if and when any such liquidity events were in the best interest of the company.

Just as important, despite the major portfolio repositioning of close to $3 billion in assets this past year, we generated solid and stable cash flows from our assets and currently, there are no plans to change our annual distribution rate of $0.50 per share.

The significant portfolio changes this year does make a comparison of the 2013 estimated share value to the 2012 estimated share value difficult, but I can provide you with a brief same-store comparison. Our same-store property values increased approximately three and a half percent over last year, showing that the value of the properties that we are focusing on as part of our strategy, is improving. This increase in value was offset by transaction costs on our $1.8 billion in sales through September 30 of 2013, a negative adjustment in our fair value of our debt and an increase in the number of shares outstanding. Just a reminder, no disposition or acquisition fees were taken by any affiliates of Inland American Business Manager for the transactions discussed.

I expect that some of you may have questions about how this impacts our Distribution Reinvestment Plan or the current Share Repurchase Program for death and disability. Under the DRP or SRP, any reinvestments or purchases will be made at the $6.94 per share. We encourage anyone who would like to change their SRP or DRP to please contact our Investor Services Group.

Many times we get asked to compare our estimated share value with the share price performance of traded REITs. While this may be an interesting comparison to some, we do not believe the association is relevant. But to answer the question, after a fast start traded REIT indexes appear to have leveled off or traded slightly down in 2013. But remember, when arriving at our estimated share value, we did not place any emphasis on the relationship between the NAV of the traded REITs and their trading price, nor did we attempt to quantify how that relationship may have impacted our estimated share value. The NAV method by which we arrived at our estimated share price also does not factor in any premium or discount that may exist for the size of our portfolio or the enterprise value of the entire REIT, if listed on a national securities exchange.

As I close, I wanted to thank our stockholders for their continued support and express gratitude to all our employees for their hard work in 2013, which made all of our accomplishments possible. We look forward to communicating our future progress with you in 2014 and we are working for our stockholders every day to maximize value. Thank you again.